FOR IMMEDIATE RELEASE
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Minneapolis, MN 55429
(763) 592-2200
www.cariboucoffee.com
Investor Relations Contact:
ICR
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

Caribou Coffee Announces Preliminary 1Q 2007 Total Net Sales and
Comparable Coffeehouse Sales
• Opens 13 Coffeehouses
• “Other Sales” Increase 39 Percent
Minneapolis, Minnesota, April 9, 2007. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that total net sales for the thirteen weeks ended April 1, 2007 was approximately $61.5 million, an increase of 10 percent over the same period in the prior year.
Comparable Coffeehouse Sales
Comparable coffeehouse net sales were -1% for the thirteen weeks ended April 1, 2007 compared with the same thirteen weeks in the prior year. Caribou Coffee noted that harsh weather conditions negatively impacted comps. Licensed stores are not included in the comparable coffeehouse net sales calculations.
Other Sales
Preliminary “Other Sales”, which consist of sales to commercial customers, licensees, mail order and Internet sales, increased 39 percent during the thirteen weeks ended April 1, 2007 to $3.7 million versus $2.7 million during the thirteen weeks ended April 2, 2006.

Coffeehouse Openings
At April 1, 2007 there were 475 coffeehouses, of which 4 company-owned and 9 franchised coffeehouses opened in fiscal first quarter 2007.
Select Operating Data

	13 Weeks	13 Weeks
	4/01/2007	4/02/2006
Comparable Coffeehouse Sales (Company-Owned)	-1%	-1%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses Open at Beginning of Period	440	386
Coffeehouses Opened during the Period	4	10
Coffeehouses Closed during the Period	2	2
Coffeehouses Open at End of Period:
Total Company-Owned	442	394

Franchised:
Coffeehouses Open at Beginning of Period	24	9
Coffeehouses Opened during the Period	9	1
Coffeehouses Closed during the Period	0	2
Coffeehouses Open at End of Period:
Total Franchised	33	8
TOTAL COFFEEHOUSES AT PERIOD END	475	402

OTHER NEWS
Caribou’s gourmet coffees in Keurig K-Cup® portion packs will begin to ship on April 11, 2007. As previously announced Caribou Coffee and Keurig entered into a license agreement to market Caribou’s gourmet coffees in Keurig K-Cup® portion packs. Keurig coffee lovers will now have eight Caribou coffee varieties to choose from both at home and in the office. Under the terms of the arrangement, Caribou Coffee will blend and sell its gourmet coffee beans to Keurig. Keurig will be responsible for packaging the coffee into K-Cups in accordance with Caribou Coffee’s specifications.
The Company expects to release fiscal first quarter 2007 financial results after the market close on Thursday, May 3, 2007.

About the Company
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of April 1, 2007 Caribou Coffee had 475 coffeehouses, including 33 franchised locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside the United States. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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